Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces Fourth Quarter and 2018 Results
Loan and deposit growth drives earnings in 2018

Mt. Pleasant, Michigan, February 13, 2019 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (the “Corporation”) (OTCQX: ISBA), announced the Corporation’s fourth quarter and year ended December 31, 2018 earnings results. The Corporation reported net income of $3.5 million or earnings per common share of $0.45 for the fourth quarter of 2018 and net income of $14.0 million or earnings per common share of $1.78 for the year ended December 31, 2018. Achievements in the fourth quarter of 2018 and the year ended December 31, 2018 include:

•	2018 net income grew 5.9% compared to 2017

•	Loan growth of $37.2 million during 2018

•	$15.9 million deposit growth in the fourth quarter; $27.4 million during 2018

•	Year end cash dividend yield of 4.6% along with a 1.96% increase in 2018 cash dividends paid

“We are pleased to share our successful results for the fourth quarter and full year 2018,” stated Mr. Evans. “While the interest rate environment continues to present challenges for earnings growth, we were successful in increasing our net interest income during 2018. Our focus continues to be on enhancing the customer experience and delivering superior service by offering a full array of competitive products and services. We remain committed to increasing earnings and shareholder value through growth in our loan portfolio, growth in our investment and trust services, improving our financial metrics, and managing operating costs.”
Net Income
Net income for the years ended December 31, 2018 and 2017 was $14.0 million and $13.2 million, respectively. Interest income for 2018 increased $5.5 million when compared to 2017 as the result of strong loan growth, which totaled $37.2 million during 2018. Net interest income increased $2.3 million for the year ended December 31, 2018 in comparison to 2017. The provision for loan losses increased by $725,000 and was the result of loan growth, increased charge-offs, and an increase in criticized assets largely related to our agricultural loan portfolio. Noninterest expenses for the year ended December 31, 2018 exceeded noninterest expenses in 2017 due to increased compensation and benefits, certain loan expenses and increased costs related to upgrades with technology and network security. Additionally in 2017, noninterest expenses were reduced by a settlement with an insurance claim administrator in favor of Isabella Bank. Net income in 2018 benefited from the lower federal statutory tax rate established by the 2017 Tax Cuts and Jobs Act.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.97% for 2018. The Federal Reserve Bank increased short-term interest rates during each quarter of 2018. Management anticipates improvement in the net yield on interest earning assets over the next few years as a result of a combination of the asset mix shifting to an increasing percentage of loans compared to investment securities, strategic growth in loans, market driven loan pricing, and management of interest expense.
Assets
As of December 31, 2018, total assets were $1.8 billion and assets under management were $2.5 billion. Assets under management include loans sold and serviced, and assets managed by Investment and Trust Services, in addition to assets on the consolidated balance sheet. Assets managed by Investment and Trust Services reached an all-time high during 2018 surpassing $500 million. Due to the decline in the securities markets during the fourth quarter of 2018, assets declined 11.3%.
Loans
Loans outstanding as of December 31, 2018 totaled $1.1 billion. The Corporation's loan portfolio grew $37.2 million or 3.4% during 2018. This growth was largely driven by the commercial loan portfolio which increased $24.8 million during the year. Also contributing to this growth were increases in residential real estate and consumer loans of $13.5 million while agricultural loans declined $1.1 million.
Deposits
Total deposits increased $15.9 million during the fourth quarter of 2018. During 2018, total deposits grew $27.4 million, ending the year at $1.3 billion. The growth over the last year was largely related to certificates of deposit as well as savings and demand deposit accounts. Product pricing and the high level of customer service continues to attract new business.
Capital
The Corporation's banking subsidiary, Isabella Bank (the "Bank"), continued to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of

December 31, 2018, the Bank’s Tier 1 Leverage Ratio was 8.1%, Tier 1 Capital Ratio was 11.8% and Total Capital Ratio was 12.4%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 8.7%, Tier 1 Capital Ratio was 12.6% and Total Capital Ratio was 13.3% as of December 31, 2018.
Dividend
During the fourth quarter of 2018, the Corporation paid a $0.26 per common share cash dividend. Based on the Corporation's closing stock price of $22.56 as of December 31, 2018 and 2018 cash dividends paid of $1.04, the cash dividend yield was 4.6%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 115 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended December 31		Year Ended December 31
INCOME STATEMENT DATA	2018	2017	2018	2017
Interest income	$16,611	$15,078	$63,864	$58,413
Interest expense	4,258	3,435	15,631	12,494
Net interest income	12,353	11,643	48,233	45,919
Provision for loan losses	342	168	978	253
Noninterest income	2,860	2,710	10,946	10,812
Noninterest expenses	10,865	10,628	42,817	40,225
Federal income tax expense	476	836	1,363	3,016
Net income	$3,530	$2,721	$14,021	$13,237

PER SHARE DATA
Basic earnings	$0.45	$0.35	$1.78	$1.69
Diluted earnings	$0.44	$0.34	$1.74	$1.65
Dividends	$0.26	$0.26	$1.04	$1.02
Quoted market value
High	$27.00	$29.95	$28.25	$29.95
Low	$22.50	$27.99	$22.50	$27.60
Close (1)	$22.56	$28.25	$22.56	$28.25
Common shares outstanding (1)	7,870,969	7,857,293	7,870,969	7,857,293

(1) At end of period

	December 31 2018	September 30 2018	December 31 2017
BALANCE SHEET DATA
Gross loans	$1,128,707	$1,139,930	$1,091,519
Investment securities	$494,834	$501,139	$548,730
Total assets	$1,837,307	$1,833,663	$1,813,130
Deposits	$1,292,693	$1,276,806	$1,265,258
Borrowed funds	$340,299	$359,776	$344,878
Shareholders' equity	$195,519	$188,536	$194,905

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$259,481	$257,400	$266,789
Assets managed by Investment and Trust Services	$447,487	$504,371	$478,146
Total assets under management	$2,544,275	$2,595,434	$2,558,065

CAPITAL RATIOS
Tier 1 leverage	8.7%	8.5%	8.5%
Tier 1 risk-based capital	12.6%	12.2%	12.2%
Total risk-based capital	13.3%	12.8%	12.9%